HOMESIDE LENDING, INC.
 EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                  (Dollar amounts in thousands)

     The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the period from February 11, 1998 to September 30, 1998 and the predecessor periods March 1, 1997 to February 10, 1998 and March 16, 1996 to February 28,1997. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.


                                            For the period           For the period           For the period
                                         February 11, 1998 to       March 1, 1997 to        March 16, 1996 to
                                          September 30, 1998        February 10, 1998       February 28, 1997
Earnings before income taxes               $     80,546               $     136,870             $      93,195
                                      ---------------------------- --------------------  -------------------------
Interest expense                                 62,476                      81,770                    66,833

Interest portion of rental expense                1,320                       1,387                     1,550
                                      ---------------------------- --------------------  -------------------------
Fixed charges                                    63,796                      83,157                    68,383

                                      ---------------------------- --------------------  -------------------------
Earnings before fixed charges                   144,342                     220,027                   161,578

                                      ---------------------------- --------------------  -------------------------
Fixed Charges:
Interest expense                                 62,476                      81,770                    66,833

Interest portion of rental expense                1,320                       1,387                     1,550

                                      ---------------------------- --------------------  -------------------------
Fixed charges                             $      63,796              $       83,157               $    68,383

                                      ============================ ====================  =========================
Ratio of earnings to fixed harges         $        2.26              $         2.65               $       2.36
                                      ============================ ====================  =========================